                                                                  EXHIBIT (b)(2)

                               27TH JANUARY 1998



                              THE SAGE GROUP PLC


                        J. HENRY SCHRODER & CO. LIMITED




                    =======================================

                           VENDOR PLACING AGREEMENT

                    =======================================



                                  FRESHFIELDS

                                   CONTENTS

CLAUSE                                                                PAGE
1.   Definitions...................................................    1
2.   Conditions....................................................    3
3.   Placing.......................................................    4
4.   Delivery of documents.........................................    5
5.   Allotment, Payment and registration...........................    6
6.   Fees, Commissions and Expenses................................    7
7.   Further assurances of the Company.............................    8
8.   Warranties and undertakings of the Company....................   10
9.   Indemnity.....................................................   14
10.  Undertakings and Acknowledgement...............................  15
11.  Termination and continuing provisions.........................   16
12.  Notices.......................................................   16
13.  Miscellaneous.................................................   17

AN AGREEMENT made on 27 JANUARY 1998

BETWEEN

THE SAGE GROUP PLC whose registered office is at Sage House, Benton Park Road, Newcastle-upon-Tyne, NE7 7LZ (the COMPANY); and

J. HENRY SCHRODER & CO. LIMITED whose registered office is at 120 Cheapside, London EC2V 6DS (SCHRODERS)

WHEREAS

(A) By an agreement dated the same date as this Agreement (the MERGER AGREEMENT), made between State of the Art Inc (SOTA), Sage Acquisition Corp. (BIDCO) and the Company, Bidco has agreed to offer, by means of the Tender Offer Documentation, to acquire from the Vendors all shares of the issued and outstanding common stock, no par value, of SOTA (the STOCK) and proposes to satisfy part of the consideration for such acquisition by the allotment and issue to the persons nominated by Schroders or to Schroders (as the case may be) of 7,826,694 new ordinary shares in the capital of the Company (the PLACING SHARES), credited as fully paid (such shares to rank, upon issue, in all respects pari passu with the existing issued ordinary shares of the Company, save that they will not rank for any final dividend in respect of the year ended 30 September 1997 declared in respect of such ordinary shares).

(B) Schroders is willing to procure investors (other than the Vendors) to accept the allotment of or, to the extent that it does not do so, itself as principal to accept the allotment of the Placing Shares in accordance with the provisions of this Agreement (the PLACING) on terms that the aggregate value of the Placing Shares will be used to enable Bidco to fulfil its obligations under the Merger Agreement and the Tender Offer Documentation.

IT IS AGREED as follows:

DEFINITIONS

1.1 In this Agreement (including the Recitals and the Schedule) the following expressions shall, except where the context requires otherwise, have the following meanings:

ACQUISITION means the proposed acquisition by Bidco of the Stock pursuant to the Tender Offer Documentation;

ACT means the Companies Act 1985;

ADMISSION means the admission of the Placing Shares to the Official List of the London Stock Exchange;

ADMISSION CONDITION means the condition set out in clause 2.1(d);

BIDCO has the meaning set out in Recital (A);

CONDITIONS has the meaning set out in clause 2.1;

DEALING DAY means any day on which the London Stock Exchange is open for business in London;

DIRECTORS means the directors for the time being of the Company;

EXISTING SHARES means the ordinary shares of 1 pence each in the capital of the Company in issue at the date of this Agreement;

FSA  means the Financial Services Act 1986;

GROUP has the meaning given in clause 8.1(d) and, for the avoidance of doubt, will not be taken to include any entities acquired pursuant to the Acquisition;

LISTING RULES means the listing rules made by the London Stock Exchange pursuant to Part IV of the FSA (as amended from time to time);

LONDON STOCK EXCHANGE means the London Stock Exchange Limited;

MERGER AGREEMENT means the agreement referred to in Recital (A);

ORDINARY SHARES means ordinary shares of 1 pence each in the capital of the Company;

PLACING has the meaning set out in Recital (B);

PLACEES has the meaning set out in clause 3.1;

PLACING LETTER means the agreed form of letter to be despatched by Schroders (or their agent) to the Placees inviting them to agree to acquire the Placing Shares;

PLACING LIST has the meaning set out in clause 3.3;

PLACING PRICE means the price per Placing Share (which shall be not less than 900 p per share) at which those Placing Shares for which Schroders shall have procured investors pursuant to clause 3.1(a) are to be issued as determined by Schroders following the tender process and to be set out in the Placing Letters;

PLACING SHARES has the meaning set out in Recital (A);

PRESS ANNOUNCEMENTS means the press announcements to be issued in the United Kingdom (the UK PRESS ANNOUNCEMENT) and the United States respectively, in the form of the agreed drafts;

STOCK has the meaning set out in Recital (A);

TENDER OFFER means the US tender offer by Bidco to acquire the Stock;

TENDER OFFER DOCUMENTATION means the Schedule 14-D-1 document and the associated letter of transmittal to be issued by Bidco in connection with the Acquisition;

VENDORS means the holders of the Stock; and

WARRANTIES means the representations, warranties and undertakings set out in clause 8.

1.2 References to the Recitals, clauses and the Schedule are to the Recitals to, clauses of and Schedule to, this Agreement (except where the context otherwise requires).

1.3 The expressions HOLDING COMPANY, SUBSIDIARY and SUBSIDIARY UNDERTAKING shall have the meanings given to those terms by the Act.

1.4 Any reference to an "agreed draft" or "agreed form" is to the form of the relevant document agreed by or on behalf of the Company and, for the purposes of its commitments hereunder, by or on behalf of Schroders and initialled by them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Company and Schroders).

1.5 Any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made thereunder.

1.6 Words denoting the singular include the plural and vice versa. Words importing gender shall include all genders and words denoting persons shall include corporations, unincorporated associations and partnerships.

1.7 References in this Agreement to the word MATERIAL shall mean material in the context of the Placing or the underwriting of the Placing.

CONDITIONS

2.1 Schroders' obligations under clause 3.1 are conditional upon each of the following conditions (the CONDITIONS) having been satisfied:

(a) the Tender Offer having closed in accordance with its terms (including in circumstances where Bidco accepts for purchase 49.9999% of the Stock);

(b)  the release of the UK Press Announcement in accordance with clause 7.1;

(c) the Company having allotted the Placing Shares in accordance with clause 5 (conditional only upon satisfaction of the Admission Condition); and

(d) the Admission of the Placing Shares becoming effective in accordance with paragraph 7.1 of the Listing Rules by not later than 9.00 a.m. on any day until and including 27 March 1998.

Schroders may, in its absolute discretion, agree to extend the time for satisfaction of any of the Conditions to not later than 9.00 am on 27 March 1998 (in which case, references to such Condition in this Agreement shall be to such Condition as so varied) or to waive the satisfaction of any of the Conditions (except for the Admission Condition).

Schroders agrees that it shall waive the Condition in clause 2.1(a) (which waiver shall be subject to the Admission Condition being satisfied) if all the other Conditions have been satisfied on or by the required times or dates therefor, provided that the Company and/or Bidco (as appropriate) shall have undertaken in writing to Schroders to give an irrevocable and unconditional instruction (in the agreed form) immediately following Admission that the Stock be accepted for purchase.

2.2 The Company will use all reasonable endeavours to procure the satisfaction of the Conditions by the specified times and dates.

2.3 If any of the Conditions is not satisfied or (except for the Admission Condition) waived by Schroders in its absolute discretion on or by the required times or dates therefor (including any extension pursuant to clause 2.1), the obligations of Schroders under this Agreement shall cease and determine.

PLACING

3.1 Schroders hereby undertakes, subject to the Conditions and in reliance upon the representations, undertakings, covenants and warranties of the Company set out in this Agreement (including the Warranties):

(a) as agent for the Company to procure investors (to such extent as Schroders shall in its absolute discretion determine) to acquire the Placing Shares (PLACEES) in accordance with a tender process discussed with the Company, and on the terms and conditions set out in the Placing Letter; and

(b) to the extent it does not procure such investors who have agreed to acquire the Placing Shares at not less than 900p per share, itself to acquire as principal such Placing Shares at 900p per Placing Share, in all cases free of all stamp duty, stamp duty reserve tax and other expenses.

3.2 The Company authorises Schroders, as its agent, to issue or cause to be issued copies of the UK Press Announcement together with Placing Letters to such persons as Schroders shall in its absolute discretion determine for the purpose of arranging the Placing on the terms and conditions set out in the Placing Letter.

3.3 Schroders shall give the Company written notice, by 10.00 a.m. on 2 March 1998, listing the name and registration details of each Placee and the number of Placing Shares to be allotted to each Placee (the PLACING LIST). For the avoidance of doubt, Schroders may (at its absolute discretion) nominate itself in the Placing List to be a Placee at the Placing Price in respect of some or all of the Placing Shares.

3.4 The Company hereby irrevocably and unconditionally appoints Schroders as its agent for the purpose of effecting the Placing under clause 3.1(a) on the terms and subject to the conditions set out in this Agreement and the Placing Letter and solely on the basis of the information contained in the UK Press Announcement and other information published by the Company. Schroders hereby accepts such appointment. The Company hereby confirms that this appointment confers on Schroders all powers, authorities and discretions on behalf of the Company which are reasonably necessary for, or reasonably incidental to, the Placing and the Company hereby agrees to ratify and confirm everything which Schroders may lawfully do in the exercise of that appointment and those powers, authorities and discretions.

DELIVERY OF DOCUMENTS

4.1  The Company shall deliver to Schroders forthwith upon its execution of this
Agreement:

(a) a certified copy of the minutes of a meeting of the Directors (or a duly authorised committee thereof) in the agreed form approving and authorising, inter alia, the execution by the Company of this Agreement and the Merger Agreement, the signing of a London Stock Exchange form of application for listing in respect of the Placing Shares on behalf of the Company and the issue of the Press Announcements;

(b) a certified copy of the minutes of the meeting of the Directors at which any committee referred to in clause 4.1(a) was appointed;

(c) a certified copy of the resolution of the members of the Company authorising the Directors to allot, inter alia, the Placing Shares; and

(d) copies of the Press Announcements and the Merger Agreement in the agreed forms, signed for the purpose of identification by a Director or other person duly authorised to do so as stated in the minutes.

4.2 The Company shall, from time to time, procure to be communicated or delivered to Schroders all such information and documents (signed by the appropriate person where so required) as Schroders may reasonably require to enable it to discharge its obligations hereunder or pursuant to the Placing or as may be required to comply with the requirements of the London Stock Exchange.

ALLOTMENT, PAYMENT AND REGISTRATION

5.1 The Company shall deliver to Schroders before 8.00 a.m. on the day of Admission (or such later time and/or date as the Company and Schroders may agree in writing) a certified copy of the minutes of a meeting of the Directors (or of the duly authorised committee referred to at clause 4.1(a)) in the agreed form allotting the Placing Shares to the Placees and at the price(s) stated, and in the proportions specified, in the Placing List, subject only to the satisfaction of the Admission Condition.

5.2 The Placing Shares shall be allotted and issued fully paid up and free from all claims, charges, liens, equities, encumbrances and other third party rights of any nature whatsoever and shall rank pari passu in all respects with the Existing Shares including the right to receive dividends and other distributions hereafter declared, paid or made in respect of such shares save that they shall not rank for the proposed final dividend of 1.93p (net) per share in respect of the year ended 30 September 1997.

5.3 Following allotment by the Company of the Placing Shares in accordance with clause 5, Schroders shall on behalf of the Company inform the London Stock Exchange that the Placing Shares have been allotted subject only to the satisfaction of the Admission Condition and request the London Stock Exchange to undertake all such steps as are necessary for Admission to occur as soon as practicable thereafter and in any event by 8.30 a.m. on the day of allotment of the Placing Shares (or such later time and/or the date as the Company and Schroders may agree in writing).

5.4 On the day of Admission (or such later date as may be agreed between Schroders and the Company), subject to the Admission Condition having been satisfied, Schroders shall make or procure payment to the account of the Company (acting as trustee for the benefit of Sage (South Gosforth) Limited and at such bank account as the Company shall notify to Schroders) of (less any deductions permitted to be made under clause 6.2):

(a) an amount equal to the Placing Price multiplied by the number of Placing Shares for which Schroders procures investors pursuant to clause 3.1(a); and

(b) an amount equal to 900p multiplied by the number of Placing Shares which Schroders itself is obliged to acquire pursuant to clause 3.1(b).

The receipt of such amounts in such account shall be an absolute discharge of Schroders' obligations hereunder, and the obligations of the Placees, in respect of all amounts payable (whether to the Vendors or otherwise) in respect of the allotment and issue of the Placing Shares and the Company acknowledges that it shall have no right or interest whatsoever in any amounts received subsequently by Schroders from the Placees. Schroders acknowledges that it shall have no recourse against the Company if it fails to receive the relevant amounts from the Placees.

5.5 The Company shall procure that its registrars shall as soon as reasonably practicable following Admission (without a registration fee being payable by Schroders and/or the Placees) register Schroders and/or those Placees procured by it as holders of the Placing Shares with effect from Admission and shall as soon as reasonably practicable following Admission, and in any event by not later than the second dealing day following Admission deliver to Schroders or as it shall direct fully paid share certificates in respect of the Placing Shares and shall, pending such delivery, certify all transfers of the Placing Shares against the Company's register of members.

FEES, COMMISSIONS AND EXPENSES

6.1  The Company shall pay to Schroders for its services hereunder:

(a) whether or not Schroders' obligations under clause 3.1 become unconditional or this Agreement is terminated by Schroders in accordance with its terms, a commitment commission of one half of one per cent. of a sum equal to the Placing Price multiplied by the number of Placing Shares in respect of the first thirty days of Schroders' commitment hereunder (such period commencing on the date of this Agreement) or if less the period commencing on the date of this Agreement up to and including the date on which Schroders' obligations hereunder shall cease and determine;

(b) whether or not Schroders' obligations under clause 3.1 become unconditional or this Agreement is terminated by Schroders in accordance with its terms, an additional commitment commission of 1/8th of one per cent. of a sum equal to the Placing Price multiplied by the number of Placing Shares for each and every period of seven days or part thereof (if any) commencing on the day next following the expiry of the thirty day period referred to in paragraph (a) above, up to and including the earlier of (i) the date on which the Admission Condition is satisfied and (ii) the date on which Schroders' obligations hereunder shall cease and determine; and

(c) an advisory and underwriting fee as provided in the engagement letter between Schroders and the Company dated 27 January 1998,

together in each case with value added tax thereon, if any.

Any fees and commissions payable to Placees shall be paid by Schroders. For the avoidance of doubt, the Company agrees that Schroders shall not be responsible for the payment of any fees payable to NatWest Securities Limited by the Company in respect of services to be provided by NatWest Securities Limited in relation to the Placing.

6.2 In addition to the commissions referred to in Clause 6.1, the Company shall pay all other costs and expenses (excluding fees and/or commissions payable to Placees) of, and in connection with, the Merger Agreement, the Tender Offer Documentation, this Agreement, the allotment and issue of the Placing Shares, the Placing and securing Admission including (but not limited to) the London Stock Exchange listing fees, printing and advertising costs, postage, its own and Schroders' legal expenses, Schroders' out-of-pocket expenses, all accountancy and other professional fees and all stamp duty and stamp duty reserve tax and other duties and taxes in relation to the acquisition of Placing Shares by Schroders or persons procured to acquire Placing Shares pursuant to this Agreement. The Company shall promptly following a request by Schroders pay or reimburse the amount of any costs and expenses incurred by Schroders which are to be borne by the Company and which Schroders has paid on behalf of the Company. The Company hereby authorises Schroders to deduct from any sums payable by it to the Company the commissions, fees and expenses (and related value added tax, if any) payable by the Company pursuant to this Clause 6.

6.3 Where, pursuant to this Agreement, a sum is reimbursed to Schroders, the Company shall, in addition, pay to Schroders in respect of value added tax:

(a) where the payment (or any part of it) constitutes the consideration (or part of it) for any supply of services by Schroders to the Company, such amount as equals any value added tax payable thereon and on such irrecoverable value added tax, if any, as is referred to in (b) below;

(b) (except where the payment falls within (c) below), such amount as equals any value added tax charged to Schroders in respect of any cost, charge, duty, tax or expense which gives rise to the payment and which is not recoverable by Schroders by repayment or credit; and

(c) on any reimbursement of or other payment to Schroders in respect of or indemnification for costs, charges, duties, taxes or expenses incurred by Schroders as agent for the Company, such amount as equals the amount included in the costs, charges, duties, taxes or expenses in respect of value added tax.

6.4 The commissions and fee referred to in clause 6.1 (together with any value added tax thereon) shall be paid (where applicable), if Admission occurs, by deducting such amounts from the payments to be made by Schroders under clause
5.4 or, if earlier, not later than two dealing days after the date on which Schroders' obligations under this Agreement cease and determine pursuant to clause 2 or are terminated pursuant to clause 11.

FURTHER ASSURANCES OF THE COMPANY

7.1  The Company undertakes to Schroders at the Company's expense:

(a) to procure publication of the UK Press Announcement through the Regulatory News Service (as defined in the Listing Rules) by 8.00 a.m. today;

(b) to deliver to the London Stock Exchange all such further documents as and when required by the London Stock Exchange in connection with the Company's application for the Admission of the Placing Shares in accordance with its rules and requirements;

(c) to supply all such information, pay such fees, give such undertakings and do or procure to be done all such acts or things as may be required by the London Stock Exchange to procure Admission;

(d) to procure that the Tender Offer Documentation is despatched to the Vendors on 2 February 1998; and

(e) to execute and/or provide or procure to be executed or provided all such documents and to do or procure to be done all such other acts and things as are necessary to cause the Placees to receive the entire right, title and interest to and in the Placing Shares pursuant to this Agreement and the Placing and to enable the provisions of this Agreement and the Placing to be carried out and given full force and effect.

7.2 Schroders undertakes to give the Company all reasonable assistance (at the expense of the Company) in connection with clause 7.1 and obtaining Admission.

7.3 The Company further undertakes that it will not, except as previously agreed in writing by Schroders:

(a) agree to any (i) alteration, revision or amendment of any of the terms or conditions of the Merger Agreement or the Tender Offer Documentation or waive, vary, compromise or release any obligation or condition (except with respect to the Minimum Condition and the Revised Minimum Number, each as defined in the Merger Agreement) or grant any other time for performance or completion thereof or other indulgence thereunder which, in any such case, is material in the context of the Placing; or (ii) alteration to or increase in the consideration payable to the Vendors under the Tender Offer; or

(b) proceed to completion of the Merger Agreement or the Acquisition prior to the satisfaction of all of the terms and conditions set out in the Merger Agreement and the Tender Offer Documentation which are material in the context of the Placing; or

(c) should it be aware prior to Admission that it is entitled to rescind or terminate the Merger Agreement or the Acquisition, exercise its right to proceed with completion of, or to terminate, the Merger Agreement or the Acquisition.

7.4 The Company's obligations under clause 7.3 shall cease to apply in the event of Schroders terminating its obligations under this Agreement.

WARRANTIES AND UNDERTAKINGS OF THE COMPANY

8.1  The Company represents, warrants and undertakes to Schroders that:

(a) application will be made by the Company to the London Stock Exchange in accordance with section 143 of the Financial Services Act 1986 for admission of the Placing Shares to the Official List of the London Stock Exchange;

(b) the information (other than expressions of opinion, intention or expectation) contained in each of the Press Announcements is true and accurate in all material respects, is in accordance with the facts and is not misleading and each expression of opinion, intention or expectation (including any forecast or estimate of profits or dividends) contained in each of the Press Announcements is fairly based and honestly held by each of the Directors and has been made reasonably and on reasonable grounds after due and careful consideration and there are no other facts known, or which could on reasonable enquiry have been known, to the Company or to its Directors which are not disclosed in each of the Press Announcements the omission of which would make any such statement of fact or expression of opinion, intention or expectation false or misleading or which would affect the import of any information contained therein or which, in the context of the Placing, is or would be material for disclosure to Schroders or to a Placee;

(c) following the issue of the UK Press Announcement in accordance with clause 7.1(a), all information which it is necessary for the Company to notify to comply with the FSA and the Listing Rules will have been notified to the Company Announcements Office of the London Stock Exchange and all statements of fact so notified will have been true and accurate in all material respects at that time and not misleading at that time (whether by omission or otherwise) and all expressions of opinion, intention or expectation so notified will have been made on reasonable grounds and will have been fairly based and honestly held; the Company is not aware of any circumstances (other than in connection with the Tender Offer or the Merger Agreement) now subsisting or proposed or likely to come about which are likely to lead to any obligation on the Company to make any announcement through or notification to the London Stock Exchange within a period of one month commencing on the date of Admission;

(d) the audited consolidated balance sheet of the Company and its subsidiary undertakings (GROUP) as at 30 September 1997, the audited consolidated profit and loss account of the Group for the financial year ended on such date and the statement of cash flows of the Group for such financial year and the notes to such financial statements (together with the remainder of the annual report and accounts of the Company for that year being referred to herein as the ACCOUNTS) give a true and fair view of the assets, liabilities (including contingent liabilities whether for taxation or otherwise), reserves, profits (or losses) and state of affairs of the Group as at such date and the financial year ended on that day and the Accounts have been prepared in accordance with the Act and all applicable statements of standard accounting practice and with generally accepted accounting principles and practice consistently applied; that all statements of fact contained in the Accounts concerning the financial or trading position or prospects of the Group were at the date of approval of the Accounts by the board of directors of the Company true and accurate in all material respects and were not at the date of approval of the Accounts by the board of directors of the Company misleading in any material respect; that all expressions of opinion, intention or expectation on the part of the directors of the Company contained in the Accounts concerning the financial or trading position or prospects of the Group were at that date made on reasonable grounds and were fairly based and honestly held and that since such date and, save as disclosed in the Accounts or any document (PRIOR DOCUMENT) issued or announcement (PRIOR ANNOUNCEMENT) made to the public or the press or the London Stock Exchange by the Company since that date, the operations of the Group have been carried on in the ordinary and usual course and there has been no material adverse change in the financial or trading position or prospects of the Group and no contracts or commitments of an unusual or onerous nature (other than the Merger Agreement) have been entered into by any member of the Group which are material in the context of the Placing;

(e) the entry into of this Agreement and the Merger Agreement and the publication of the Tender Offer Documentation by the Company and/or Bidco (as the case may be) and the performance of the Company's and/or Bidco's (as the case may be) obligations thereunder (including, without limitation, the allotment and issue of the Placing Shares and the payment of the commissions, fees and expenses) are within the powers of the Company and/or Bidco and their respective directors without the need for any further sanction or consent by members of the Company or any class of them or any other person and will comply with all relevant requirements of the Act, the rules and regulations of the London Stock Exchange, the FSA and all other applicable laws, rules and regulations and with all agreements to which any member of the Group is a party or by which it or any of them or its or any of their property is bound and will not infringe any limits, restrictions, obligations or commitments of any member of the Group howsoever arising and the Placing Shares will, upon issue, be free from all claims, charges, liens, encumbrances, equities and other third party rights of any nature whatsoever and will on Admission rank pari passu in all respects with the Existing Shares including the right to receive dividends and other distributions hereafter declared, paid or made in respect of such shares save that they shall not rank for the proposed final dividend of 1.93p (net) per share in respect of the year ended 30 September 1997;

(f) all authorisations, approvals, consents and licences required by the Company and/or Bidco (as the case may be) for the entry into of this Agreement and the Merger Agreement and the publication of the Tender Offer Documentation have been unconditionally obtained and are in full force and effect;

(g) the Merger Agreement has not been terminated or rescinded and is valid and binding on the parties thereto; the Company is not aware of any circumstance which is likely to result in the Merger Agreement or the Tender Offer being terminated or rescinded, or any of the conditions to that Agreement or the Tender Offer ceasing to be capable of fulfilment and the Company is not aware of any reason why:

         (i) the representations and warranties on the part of SOTA contained in the Merger Agreement are not true in accordance with their terms (subject to disclosures made prior to the date hereof by SOTA); or

         (ii) the undertakings on the part of SOTA contained in the Merger Agreement are not capable of being, or are likely not to be, performed in accordance with their terms;

(h) no member of the Group has (i) been notified in writing of any claims outstanding against it or (ii) is engaged in, or has within the previous twelve months been engaged in any litigation or arbitration proceedings or similar proceedings or in any government, regulatory or similar investigation or enquiry which, in any case, individually or collectively may have or during the twelve months preceding the date hereof has had a significant effect on the financial or trading position or prospects of the Group or which individually or collectively are or may be material for disclosure in the context of the Placing and no such litigation or arbitration or similar proceedings or any such investigation or enquiry is threatened nor, to the best of the knowledge, information and belief of the Directors (having made all reasonable enquiries), are there any circumstances which may give rise to any such litigation or arbitration proceedings or similar proceedings or any such investigation or enquiry;

(i) except as disclosed in the Accounts, any Prior Document or any Prior Announcement, and except for options under the Company's Inland Revenue approved share option schemes, there are no arrangements which (contingently or otherwise) may give rise to an obligation on any member of the Group to allot or issue any securities;

(j) no borrowing of any member of the Group has been declared payable before its stated maturity which has not been satisfied in full and no circumstances have arisen or, so far as the Company is aware, are about to arise such that any person is entitled (or would, with the giving of notice or lapse of time or fulfilment of any condition that is not within the control of the Company or the making of any determination, become entitled) to require payment before its stated maturity of, or to take any step to enforce security over, any indebtedness in respect of borrowed moneys of any member of the Group and the Company and its directors have complied with all restrictions affecting their respective powers to borrow contained in the Articles of Association of the Company or any other restriction on such powers;

(k) no member of the Group has taken any action nor, so far as the Company is aware, have any other steps been taken or legal proceedings started or threatened against any of them for their winding up or dissolution, or for any of them to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, trustee or similar officer of any of them, or any of their respective properties, revenues or assets in the previous 12 months; and

(l) all information supplied by the Company to Schroders in connection with this Agreement or its advice given relating to the Acquisition is true and accurate in all material respects and not misleading in any material respect.

8.2 The Company shall immediately notify Schroders if it comes to the knowledge of the Company or any of the Directors at any time prior to Admission that any of the Warranties was untrue or inaccurate or misleading or would, if repeated by reference to the facts and circumstances in existence at any time prior to Admission, be untrue or inaccurate or misleading.

8.3 The Company hereby acknowledges that neither Schroders nor any subsidiary undertaking or holding company thereof or subsidiary undertaking of any such holding company (an AFFILIATE) has been requested by the Company to carry out
(a) any form of investigation or verification exercise relating to the accuracy and fairness of any information contained in the Press Announcements or otherwise published by or on behalf of the Company in connection with the Placing or the Acquisition or (b) any evaluation of the terms of the Acquisition or of the Company's investigations into SOTA.

INDEMNITY

9.1 No claim shall be made against Schroders or any Affiliate or any of their respective directors, officers, employees, agents and advisers (together with Schroders hereinafter called the INDEMNIFIED PERSONS) to recover any loss, liability, damage, cost, charge or expense which any member of the Group or their respective directors, officers or agents may suffer or incur by reason of or arising out of the carrying out by Schroders (or on its behalf) of its obligations under this Agreement or in connection with the Acquisition save to the extent that such loss, damage, liability, cost, charge or expense arises from the negligence or wilful default of an Indemnified Person or from any breach by an Indemnified Person of its duties and obligations under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority) or from a breach by an Indemnified Person of Schroders' obligations under this Agreement.

9.2 The Company hereby agrees and undertakes with Schroders to keep each and every Indemnified Person indemnified against all actions, claims, demands, proceedings or judgements (collectively INDEMNIFIED CLAIMS) and all losses, liabilities, damages, costs, charges and expenses of whatever nature (including costs, charges and expenses incurred in investigating or defending any indemnified claim and in complying with any request made pursuant to clause 9.3 below (collectively INDEMNIFIED LOSSES)) made against or incurred by any Indemnified Person directly or indirectly relating to or arising from the carrying out or performance by or on behalf of Schroders of its obligations or services under or in connection with this Agreement or in connection with the Acquisition or the Placing PROVIDED THAT this indemnity shall not extend to such claims or losses to the extent that they are attributable to the negligence or wilful default of such Indemnified Person or persons or to a breach by an Indemnified Person of Schroders' obligations under this Agreement or under the FSA or under the regulatory system (as defined in the Rules of the Securities and Futures Authority).

For the avoidance of doubt, the Company hereby acknowledges that any such negligence, wilful default or breach by an Indemnified Person in relation to one indemnified claim or indemnified loss shall not prejudice the rights of an Indemnified Person to recover under this indemnity in relation to any other indemnified claim or indemnified loss.

9.3 Any Indemnified Person against whom an indemnified claim is made shall be entitled to defend, compromise, settle or deal with such indemnified claim as Schroders may see fit after having considered all reasonable requests which the Company may make and Schroders will, or will procure that the Indemnified Person will, promptly notify the Company in writing of the fact that an indemnified claim has been made and keep the Company informed on the conduct of any defence to such claim and in relation to any settlement or compromise of it.

9.4 If any amount becomes payable under the indemnity in this clause 9, the Company shall pay such additional amount (if any) as is required to ensure that the net amount received by the relevant Indemnified Person, after all deductions and withholdings required by law or any taxation authority to be made from such aggregate payment and all taxation suffered in respect of its receipt, will equal the full amount which would have been received had no such deduction or withholding been made and had no such taxation been suffered.

9.5 The benefit of this clause 9 shall survive any termination of the arrangements contained in this Agreement and is in addition to any rights which any Indemnified Person may have at common law or otherwise including, but not limited to, any right of contribution.

9.6 Schroders shall have no liability to the Company in connection with this Agreement save as a result of its negligence, wilful default or breach of its obligations to the Company hereunder or under the FSA or its breach of any duty owed to the Company under the rules of the Securities and Futures Authority.

UNDERTAKINGS AND ACKNOWLEDGEMENT

10.1 The Company undertakes to Schroders that it shall not, at any time between the date hereof and one month after the date of Admission, enter into any agreement or arrangement or do or (so far as it lies within its powers to prevent) permit to be done any other act or thing which, in any case, would give rise to any obligation to make an announcement to the London Stock Exchange in accordance with the Listing Rules save for issuing the Press Announcements and entering into and completing the Tender Offer Documentation as contemplated by the Merger Agreement.

10.2 Without prejudice to the obligations of the Company under clause 10.3 and/or the Listing Rules, the Company hereby undertakes to Schroders that it will not, at any time between the date hereof and one month after the date of Admission or the date on which Schroders' obligations hereunder cease and determine, make any public announcement or statement regarding the Placing or otherwise relating to the financial condition or trading or prospects of the Group, whether in response to enquiries or otherwise, without the prior consent of Schroders, save for issuing the Press Announcements and entering into and completing the Tender Offer Documentation as contemplated by the Merger Agreement.

10.3 The Company hereby undertakes to Schroders that it will not at any time for a period of one month from the date of Admission make any announcement, statement or communication via the London Stock Exchange, without first consulting with Schroders as to the content, form and manner of publication of such announcement, statement or communication.

10.4 The Company undertakes to make all such announcements concerning the Placing and/or the Acquisition as shall be necessary to comply with the Listing Rules and/or section 47 of the FSA and, in particular, the Company undertakes to announce through the Regulatory News Service (as defined in the Listing Rules) the Placing Price forthwith after its determination by Schroders and its notification to the Company. Schroders reserves the right to make any such announcement if the Company fails to fulfil its obligations under this clause 10.4.

10.5 The Company undertakes to do all such acts and things as are reasonably necessary or desirable to enable the provisions of this Agreement and the Placing to be carried out and given full force and effect.

TERMINATION AND CONTINUING PROVISIONS

11.1  If Schroders shall become aware, at any time prior to Admission, that:

(a) the Company is in breach of any of its obligations hereunder in a manner which Schroders acting reasonably regards as material in the context of the Placing; or

(b) any of the Warranties given by the Company hereunder is at the date of this Agreement untrue, inaccurate or misleading in any respect which Schroders acting reasonably regards as material in the context of the Placing,

Schroders shall be entitled in its absolute discretion by notice in writing to the Company given prior to Admission forthwith to terminate its obligations hereunder.

11.2 Termination of Schroders' obligations in accordance with this clause 11 shall be without prejudice to, or to Schroders' rights under, clauses 6, 8, 9 and this clause 11 which shall continue in full force and effect for all purposes.

11.3 The representations, warranties, undertakings and indemnities set out in this Agreement and the Warranties shall remain in full force and effect notwithstanding Admission and/or fulfilment by Schroders of its obligations hereunder and shall be in addition to and shall not be construed to limit, affect or prejudice any other right or remedy available to the person in whose favour such representation, warranty, undertaking, indemnity or Warranty is made.

NOTICES

12.1 Any notice to be given under this Agreement shall be in writing for the attention of the person stated below and served personally or sent by pre-paid registered mail to the respective addresses shown above or by facsimile as stated below, or as the party required to receive the same may otherwise from time to time notify to the other:

     THE COMPANY:

     Facsimile Number:           0191 255 0306

     Attention:                  The Company Secretary

     SCHRODERS:

     Facsimile Number:           0171 658 6459

     Attention:                  Mark Warham

12.2 Any such notice shall be deemed to have been served if delivered, at the time of delivery; if sent by facsimile, at the time of effective transmission unless the same shall be transmitted after 5.30 p.m. in which event it shall be deemed to have been served at 10.00 a.m. on the next following business day; if posted, at 10.00 a.m. on the second business day after it was put into the post.

MISCELLANEOUS

13. Without prejudice to Schroders' discretion under clause 2, time shall be of the essence of this Agreement, both as regards the times, dates and any period mentioned herein and as to any times, dates and periods which may, by agreement in writing between the parties hereto, be substituted for them. All references to business days shall mean days on which banks are generally open for business in the City of London.

14. Any failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

15. This Agreement shall be governed by and construed in all respects in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of England.

AS WITNESS the hands of the duly authorised signatories of the parties the day and year first before written


SIGNED by Paul Walker        )
for and on behalf of         )       Paul Walker
THE SAGE GROUP PLC           )

SIGNED by Mark Warham               )
for and on behalf of                )     M Warham
J. HENRY SCHRODER & CO. LIMITED     )

                                                                         Page 18